Securities Act File No. 333-205021
 Investment Company Act File No. 811-03456
U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________
FORM N-14
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933      /X/
PRE-EFFECTIVE AMENDMENT NO.             /_/
POST-EFFECTIVE AMENDMENT NO. 1       /X/
__________________________________________________________________
GENERAL GOVERNMENT SECURITIES MONEY MARKET FUNDS, INC.
 (Exact Name of Registrant as Specified in its Charter)

Registrant's Telephone Number, including Area Code: (212) 922-6000

c/o The Dreyfus Corporation
200 Park Avenue
New York, New York 10166
 (Address of Principal Executive Offices)

Jeff Prusnofsky, Esq.
c/o The Dreyfus Corporation
200 Park Avenue
New York, New York 10166
 (Name and Address of Agent for Service)

COPY TO:
David Stephens, Esq.
Stroock & Stroock & Lavan LLP
180 Maiden Lane
 New York, New York 10038-4982
__________________________________________________________________
It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

Explanatory Note
This Post-Effective Amendment consists of the following:

1.	Facing Sheet of the Registration Statement.
2.	Part C to the Registration Statement (including signature page).
3.	Exhibit (12) to Item 16 to the Registration Statement.
This Post-Effective Amendment is being filed solely to file an opinion and consent of counsel as to tax matters in connection with the merger of Dreyfus 100% U.S. Treasury Money Market Fund with and into General Treasury Prime Money Market Fund, a series of the Registrant, as Exhibit (12) to Item 16 to this Registration Statement on Form N-14 (the "Registration Statement").

Parts A and B of the Registration Statement filed with the Securities and Exchange Commission (the "SEC") on June 17, 2015 and the definitive versions thereof filed with the SEC on July 24, 2015 pursuant to Rule 497 under the Securities Act of 1933, as amended, are incorporated by reference herein.

__________________________________________________________________
PART C.  OTHER INFORMATION
Item 15	Indemnification.

The response to this item is incorporated by reference to Item 30 of Part C of Post-Effective Amendment No. 54 to the Registrant's Registration Statement on Form N-1A (the "Registration Statement"), filed on June 4, 2015 ("Post-Effective Amendment No. 54") (File No. 2-77207).

Item 16	Exhibits.

(1)(a)
Articles of Incorporation, Articles of Amendment and Articles Supplementary are incorporated by reference to Exhibit (1)(a), (1)(b) and (1)(c), respectively, to Post-Effective Amendment No. 18 to the Registration Statement, filed on March 29, 1995.

(1)(b)
Articles of Amendment and Articles Supplementary are incorporated by reference to Exhibits (a)(2) and (a)(3), respectively, to Post-Effective Amendment No. 28 to the Registration Statement, filed on December 1, 1999 ("Post-Effective Amendment No. 28").

(1)(c)
Articles of Amendment and Articles Supplementary are incorporated by reference to Exhibits (a)(3) and (a)(4), respectively, to Post-Effective Amendment No. 31 to the Registration Statement, filed on March 28, 2002.

(1)(d)	Articles Supplementary is incorporated by reference to Exhibit (a)(4) to Post-Effective Amendment No. 35 to the Registration Statement, filed on March 29, 2006.

(1)(e)	Articles Supplementary is incorporated by reference to Exhibit (a)(5) to Post-Effective Amendment No. 38 to the Registration Statement, filed on March 27, 2009.

(1)(f)	Articles Supplementary is incorporated by reference to Exhibit (a)(6) to Post-Effective Amendment No. 44 to the Registration Statement, filed on March 28, 2012.

(1)(g)	Articles Supplementary is incorporated by reference to Exhibit (a)(7) to Post-Effective Amendment No. 54.

(2)	Amended and Restated By-Laws are incorporated by reference to Exhibit 77Q1 to Registrant's Form N-SAR, filed on January 30, 2012.

(3)	Not Applicable.

(4)
Agreement and Plan of Reorganization is incorporated by reference to the Registrant's Registration Statement on Form N-14, filed on June 17, 2015 (the "N-14 Registration Statement") (File No. 333-205021).

(5)	Reference is made to Exhibits (1) and (2) hereof.

(6)	Management Agreement is incorporated by reference to Exhibit (d) to Post-Effective Amendment No. 34 to the Registration Statement, filed on March 28, 2005.

(7)(a)
Amended and Restated Distribution Agreement is incorporated by reference to Exhibit (e)(1) to Post-Effective Amendment No. 41 to the Registration Statement, filed on March 29, 2011 ("Post-Effective Amendment No. 41").

(7)(b)
Forms of Service Agreements are incorporated by reference to Exhibit (e)(2) to Post-Effective Amendment No. 29 to the Registration Statement, filed on March 29, 2000 ("Post-Effective Amendment No. 29").

(7)(c)	Forms of Supplement to Service Agreements are incorporated by reference to Exhibit (e)(3) of Post-Effective Amendment No. 36 to the Registration Statement, filed on March 30, 2007.

(8)	Not Applicable.

(9)(a)	Custody Agreement is incorporated by reference to Exhibit (g)(1) of Post-Effective Amendment No. 41.

(9)(b)	Amendment to Custody Agreement is incorporated by reference to Exhibit (g)(2) of Post-Effective Amendment No. 49 to the Registration Statement, filed on March 28, 2014.

(9)(c)
Form of Subcustodial Undertaking in Connection with Master Repurchase Agreement is incorporated by reference to Exhibit (g)(2) of Post-Effective Amendment No. 40 to the Registration Statement, filed on March 29, 2010.

(10)(a)
Shareholder Services Plan, as revised, (Class A) and Shareholder Services Plan, as amended, (Class B) are incorporated by reference to Exhibits (h)(1) and (h)(2), respectively, to Post-Effective Amendment No. 28.

(10)(b)	Shareholder Services Plan, as amended, (Dreyfus Class) is incorporated by reference to Exhibit (h)(2) of Post-Effective Amendment No. 54.

(10)(c)	Rule 12b-1 Service Plan, as amended, (Class A) is incorporated by reference to Exhibit (m)(1) to Post-Effective Amendment No. 29.

(10)(d)	Distribution Plan, as revised, (Class B) is incorporated by reference to Exhibit (m)(2) to Post-Effective Amendment No. 28.

(10)(e)	Rule 18f-3 Plan, as amended, is incorporated by reference to Exhibit (n) of Post-Effective Amendment No. 54.

(11)	Opinion and Consent of Registrant's counsel is incorporated by reference to Exhibit (11) of the N-14 Registration Statement.

(12)	Opinion and Consent of counsel regarding tax matters.*

(13)	Not Applicable.

(14)
Consent of Ernst & Young LLP, the independent registered public accounting firm of the Registrant and Dreyfus 100% U.S. Treasury Money Market Fund, is incorporated by reference to Exhibit (14) of the N-14 Registration Statement.

(15)	Not Applicable.

(16)	Power of Attorney is incorporated by reference to the Signature section of the N-14 Registration Statement.

(17)(a)	The Prospectus of the Registrant is incorporated herein by reference to Post-Effective Amendment No. 54.

(17)(b)
The Statement of Additional Information of the Registrant is incorporated herein by reference to the definitive version of the Registrant's Statement of Additional Information, filed pursuant to Rule 497 under the Securities Act of 1933, as amended (the "Securities Act"), on November 12, 2015.

_____________________
*            Filed herewith.

Item 17.	Undertakings.

(1)
The undersigned Registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act, the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)
The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 7th day of January, 2016.

GENERAL GOVERNMENT SECURITIES MONEY MARKET FUNDS, INC. By: /s/ Bradley J. Skapyak* Bradley J. Skapyak, President

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

/s/ Bradley J. Skapyak* Bradley J. Skapyak	President (Principal Executive Officer)	January 7, 2016
/s/ James Windels* James Windels	Treasurer (Principal Financial and Accounting Officer)	January 7, 2016
/s/ Joseph S. DiMartino* Joseph S. DiMartino	Chairman of the Board	January 7, 2016
/s/ Francine J. Bovich* Francine J. Bovich	Board Member	January 7, 2016
/s/ Peggy C. Davis* Peggy C. Davis	Board Member	January 7, 2016
/s/ Diane Dunst* Diane Dunst	Board Member	January 7, 2016
/s/ Nathan Leventhal* Nathan Leventhal	Board Member	January 7, 2016
/s/ Robin A. Melvin* Robin A. Melvin	Board Member	January 7, 2016

*BY:	/s/ Jeff Prusnofsky
Jeff Prusnofsky Attorney-in-Fact

Exhibit Index
(12)	Opinion and Consent of counsel regarding tax matters.